Exhibit 99

PRESS RELEASE   October 18, 2000
FOR IMMEDIATE RELEASE


Butler National Corporation (OTCBB - BUKS) -FAA approved Butler National Transient Suppression Device offered as a LEASE OPTION for Boeing 747 aircraft with Honeywell Fuel Quantity Indicating System.

[Olathe, Kansas], October 18, 2000 - Butler National Corporation is very pleased to announce a Lease Program for the Butler Transient Suppression Device (TSD) on Boeing 747 "Classic" aircraft equipped with the Honeywell Fuel Quantity Indicating System. The Butler TSD was approved by the Federal Aviation Administration (FAA) on October 6, 2000, (STC No. ST00846SE), as an Alternate Means of Compliance (AMOC) to the requirements of Airworthiness Directive (AD 98-20-40), which was issued after the crash of TWA 800. The AD compliance deadline for all Boeing 747 "Classic" aircraft is November 4, 2001, approximately one year from now.

Butler National realizes that many Boeing 747 operators continue to evaluate potential options that may be approved by the FAA in time to meet the rapidly approaching deadline. During this evaluation process however, aircraft are continuing to operate without the benefit of transient electrical protection for the fuel tanks, which is a concern to Butler, the FAA and the flying public. Because of these concerns, Butler National has decided to implement a cost-effective TSD LEASE PROGRAM as an interim solution. The Lease Program will allow operators to spend more time evaluating various competitive options, while at the same time protecting their aircraft from the potential of harmful energy levels entering the fuel tanks.

The Butler TSD LEASE PROGRAM is very simple. For only $5,000 per month per aircraft, operators can lease and install fully warranted and FAA approved TSD Kits on their aircraft. Each lease must be for a minimum of three months, and 80% of the lease payments can later be applied towards the purchase of the Butler TSD Kits, if the operator ultimately decides to select the Butler National TSD to meet the AD requirements. Butler TSD Kits can be installed during routine overnight maintenance, and do not require new fuel quantity gauges or FQIS wiring.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacture of support systems for "Classic" aircraft including the Boeing 747 TSD for the Honeywell FQIS, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations and temporary employee services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

William A. Griffith, Investor Relations               Ph   (913) 780-9595
Butler National Corporation                           Fax  (913) 780-5088
19920 W. 161st Street
Olathe, KS 66062